Exhibit 23.2

                             RONALD N. VANCE. P.C.
                                Attorney at Law
                               57 West 200 South
                                   Suite 310
                           Salt Lake City, Utah 84101

                                 April 17, 2000

Don E. Montague, President
MediaComm Broadcasting Systems, Inc.

            Re:  Registration Statement on Form SB-2; SEC File No. 333-90241

Dear Mr. Montague:

     You have requested my opinion as to whether or not the securities to be issued by MediaComm Broadcasting Systems, Inc. (the "Company") in the above-referenced registration statement will be legally issued and, when issued, will be fully paid and non-assessable shares of the Company. In connection with this engagement I have examined the form of the registration statement filed by the Company; the Articles of Incorporation of the Company; the By-laws of the Company currently in effect; and the minutes of the Company relating to the registration statement and the issuance of the shares of common stock by the Company.

     Based upon the above-referenced examination, I am of the opinion that pursuant to the corporate laws of the State of Colorado, the shares of common stock to be issued by the Company and to be registered pursuant to said registration statement will be legally issued and, when issued, will be fully paid and non-assessable.

     I hereby consent to being named in the registration statement as having rendered the foregoing opinion and as having represented the Company in connection with the registration statement.


                                           Sincerely,


                                          /s/  Ronald N. Vance